Exhibit 19.1

Amedisys, Inc.
Amended and Restated
Insider Trading Compliance Policy

    This Policy concerns the handling of material, nonpublic information relating to Amedisys, Inc. (“Amedisys,” the “Company,” or “we”) or other companies with which we deal and with the buying and selling of stock and other securities of Amedisys and such other companies.
    For purposes of this Policy, each Amedisys employee, officer and director will be categorized into one of four groups: (i) “All Employees Group,” (ii) “Restricted Personnel Group,” (iii) “Pre-Clearance Group” and (iv) “Directors and Executive Officers Group.” Different restrictions contained in this Policy apply to each group. This Policy will be administrated by the General Counsel/Chief Legal Officer, who will work with the Company’s management team to determine the appropriate group for each employee. The General Counsel/Chief Legal Officer will separately notify all persons who are placed into the Restricted Personnel Group, the Pre-Clearance Group or the Directors and Executive Officers Group upon initial classification as such and on a quarterly basis in connection with the release of the Company’s quarterly or annual financial statements.
ALL EMPLOYEES, OFFICERS AND DIRECTORS ARE SUBJECT TO
PART ONE OF THIS POLICY, REGARDLESS OF CATEGORY,
AND SHOULD READ PART ONE OF THIS POLICY CAREFULLY.

    PERSONS WHO HAVE BEEN NOTIFIED THAT THEY ARE IN THE RESTRICTED PERSONNEL GROUP, THE PRE-CLEARANCE GROUP OR THE DIRECTORS AND EXECUTIVE OFFICERS GROUP ARE SUBJECT TO ADDITIONAL RESTRICTIONS OUTLINED IN PART TWO OF THIS POLICY, WHICH THEY SHOULD READ CAREFULLY.
06715750.2    Version dated February 2023

PART ONE
APPLICABLE TO ALL EMPLOYEES, OFFICERS AND DIRECTORS

A.    Insider Trading Prohibited
    General Rule. No Amedisys employee, officer or director may purchase or sell Amedisys securities while he or she is in possession of material, nonpublic information relating to Amedisys. “Purchase or sell” and “purchases or sales” and similar terms as used in this Policy shall include any transfer, gift, pledge or loan of Amedisys securities. This restriction applies to all sales or purchases, whether on public markets or in private transactions, and whether undertaken directly or indirectly. This restriction does not apply to certain “Permitted Transactions,” which are discussed in Exhibit A of this Policy.
Securities. “Securities,” as used in this Policy, means not only Amedisys common stock, but any other equity or debt security that Amedisys may issue (including stock options, nonvested shares and restricted stock units), as well as any derivative securities related to Amedisys securities (such as put or call options on Amedisys common stock).
    Employees, Officers and Directors and their Related Persons. This Policy applies to all employees, officers and directors of Amedisys and its subsidiaries. Each provision of this Policy that applies to an employee, officer and director also applies to the following (hereafter referred to as “Related Persons”):
    members of their immediate families with whom they share a household;
    other persons with whom they share a household;
    persons who principally rely on the employee, officer or director for their financial support, regardless of where they reside; and
    any person or entity over which they have control or influence with respect to a transaction in securities (i.e., a trustee of a trust or an executor of an estate).
When we refer to “you” in this Policy, we also mean each of your Related Persons. Because your Related Persons are covered by this Policy, you will be responsible for their transactions in Amedisys securities, and they should not purchase or sell Amedisys securities without your clearance. Notwithstanding anything within this Policy to the contrary, to the extent any employee, officer or director of our Company (or a Related Person) is affiliated with an investment banking firm, private equity firm, commercial bank or other similar entity, nothing in this Policy shall prohibit such entities from entering into transactions (or seeking to enter into transactions), which are outside such person’s control, involving the purchase or sale of Amedisys securities.
06715750.2    Part One - 1

    Material, Nonpublic Information.
    Material. Information is considered “material” if:
    a reasonable investor would consider it important in making a decision on whether to buy, sell or hold the security;
    a reasonable investor would view the information as significantly altering the total mix of information in the marketplace about the company that issued the security; or
    the information could reasonably be expected to have a substantial effect on the price of the security.
    Nonpublic. Information is nonpublic until it has been “publicly disclosed,” meaning that it is:
    published in such a way as to provide broad, non-exclusionary distribution of the information to the public; and
    has been so published for a sufficient period of time to be absorbed by the market and reflected in the price of the related securities.
    Examples of public disclosure include the issuance of a press release or the filing of an appropriate report with the Securities and Exchange Commission (“SEC”). Information is generally considered to be “nonpublic” until the expiration of a period of two (2) full trading days after the information is released to the general public. However, this period could vary depending on the type of information released, the market’s expectations relating to the subject matter of the release, and the market’s reaction after the information is released, and could be longer or shorter than this two (2)-day period.
Examples of material, nonpublic information might include information about:
    the Company’s nonpublic financial or operating results, whether for completed periods or relating to expectations for future periods;
    Company projections that significantly differ from projections previously published by the Company or from external expectations of analysts and investors;
    significant changes in admissions, revenue, market share or cost of service;
    negotiation of a material joint venture, merger, acquisition or disposition;
    the Company entering into or the termination of any significant contract or agreement or significantly changing its business relationship with any significant business partner;
06715750.2    Part One - 2

    the development of significant new care management programs;
    non-routine reviews, audits or investigations by the Medicare and Medicaid programs and other Federal and state governmental agencies;
    identification of a significant new business opportunity or the development of new significant technologies or intellectual property;
    a material impairment or change in the value of the Company’s assets;
    the filing of material litigation or claims against the Company, developments in material pending litigation, or other material contingent liabilities affecting the Company;
    significant regulatory developments;
    the contents of forthcoming publications that may affect the market price of Amedisys securities;
    changes in top management, including changes in responsibilities or departures from the Company;
    significant accounting developments;
    cybersecurity risks and incidents, including vulnerabilities and breaches;
    changes in dividend policies;
    the declaration of a stock split;
    plans to offer any additional securities, to repurchase any outstanding securities or to consummate any material financing; and
    plans to undertake any other material transaction that is outside the ordinary course of the Company’s business.
Information may be material whether it is favorable or unfavorable to the Company, and the list of examples provided above is merely illustrative. Where there is any possibility that an item may be considered “material,” you should treat it as such and you should confer with the General Counsel/Chief Legal Officer for a definitive ruling. The best rule of thumb is that if an item of information makes you want to buy or sell the Company’s securities, or changes your view of the value of the securities, then you should assume that the information is material.

    Other Companies. While this Policy prohibits trading in Amedisys securities while you are in possession of material, nonpublic information about Amedisys, it also prohibits trading in securities of any other company about which you learn material, nonpublic information in the
06715750.2    Part One - 3

course of performing your duties for Amedisys and tipping others about such nonpublic information. For example, you may be involved in a transaction in which Amedisys expects to enter into (or terminate) a substantial business relationship with another company, acquire another company, buy a substantial amount of its stock or enter into a joint venture with the company. Even though the amount of the transaction may be immaterial to Amedisys, it may be material to the other company. This Policy prohibits you from trading in the securities of that company while you are aware of this nonpublic information or from tipping others regarding the information.

Special Blackouts. We reserve the right to impose a trading blackout from time to time on all or any group of our employees, officers or directors when, in the judgment of the General Counsel/Chief Legal Officer and the Company’s Chief Financial Officer, a blackout is warranted. During a special blackout, you will not be permitted to purchase or sell Amedisys securities and you may or may not be allowed to execute Permitted Transactions (as defined in Exhibit A). A special blackout may also prohibit you from trading in the securities of other companies. If the Company imposes a blackout to which you are subject, the General Counsel/Chief Legal Officer or his or her designee will notify you when the blackout begins and when it ends and the securities and transactions to which it applies.

    Short Sales. All employees, officers and directors are prohibited from selling Amedisys stock short. A “short sale” is one involving securities that the seller does not own at the time of sale or, if the securities are owned by the seller, situations where they will be delivered on a delayed basis (meaning that the securities are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale). Selling securities “short” is consistent with an expectation that the price of the securities will decline in the near future and is often speculative in nature. Short selling is improper because it gives rise to a conflict of interest between the short seller and the Company, creating an economic incentive that is inconsistent with the duty that all employees, officers and directors have to act in what they believe in good faith to be in the best interest of all of the stockholders of the Company.

Derivative Securities. Derivative securities are securities whose value varies in relation to the price of Amedisys securities. Examples of derivative securities include exchange-traded put or call options, as well as over-the-counter or individually arranged derivative transactions. For the same reasons that “short sales” are prohibited, our employees, officers, and directors are prohibited from purchasing or selling derivative securities relating to Amedisys stock if the purchase or sale creates a “put-equivalent” position (meaning that the employee, officer or director will benefit from a decline in the price of the underlying Amedisys security). Examples of prohibited transactions would include purchasing a put on Amedisys stock, selling a call on Amedisys stock, or entering into forward sales and other transactions that are used to hedge ownership positions in Amedisys securities. Employees, officers and directors may purchase “call-equivalent” options and derivatives, but should use extreme caution in doing so, as these types of derivatives are often speculative and may be subject to scrutiny by enforcement authorities.
06715750.2    Part One - 4

    Pledged Stock; Margin Loans. Sales of Amedisys shares that you have pledged as security for a loan have no special exemption from insider trading laws or this Policy. Accordingly, you should be extremely careful when utilizing a margin loan in a brokerage account or otherwise using your Amedisys securities as collateral for a loan.
    Under margin arrangements, a broker is entitled to sell shares which you have deposited as collateral for loans, if the value of your securities falls below the brokerage firm’s margin requirements. A similar right to sell shares applies to a bank or other lender to whom you have pledged Amedisys stock as collateral. Even though you did not initiate the sale or control its timing, because it is still a sale for your benefit, you may be subject to liability under insider trading laws if the sale is made at a time when you are in possession of material, nonpublic information.
    In addition, the forced sale of a significant number of shares may negatively impact the price of Amedisys stock. If it involves a member of the Director or Executive Officer Group, it can bring unwanted negative publicity. Pledging may be used as a part of hedging strategy that would remove the full risk and rewards of ownership, and sever your alignment with that of the Company’s other shareholders, as described above.
    Because of these concerns, members of the Directors and Executive Officers Group are prohibited from holding Amedisys stock in a margin account or otherwise pledging Amedisys stock as collateral for a loan.
    While persons that are not in the Directors and Executive Officers Group are not prohibited from pledging Amedisys stock, you should be extremely careful when utilizing a margin loan in a brokerage account or otherwise using your Amedisys securities as collateral for a loan. Any sale of the pledged securities must be made in compliance with the restrictions under this Policy that apply to you, such as trading windows or pre-clearance requirements. As a result, if you use Amedisys securities to secure a margin loan, you may be forced to take actions (for instance, depositing additional money or selling other securities) to satisfy margin requirements in order to avoid your broker selling your Amedisys securities at a time that would result in a violation of insider trading laws or this Policy. Similar cautions apply to a bank or other loan for which you have pledged Amedisys stock as collateral.
    Safest Time for Transactions. All employees, whether or not subject to the trading windows or pre-clearance procedures described in this Policy, are reminded that the safest time for transactions in Amedisys securities will generally be a few days after the release by the Company of financial information relating to a completed quarter. The appearance of improper trading may increase as the Company approaches the end of a fiscal quarter or in the interim between the completion of a quarter and the announcement of financial results for the quarter.

06715750.2    Part One - 5

B.    Unauthorized Disclosure of Material, Nonpublic Information Prohibited

    General Rule. No employee, officer or director may disclose material, nonpublic information about Amedisys (or any company with which Amedisys deals) to anyone outside Amedisys unless authorized to do so. The General Counsel/Chief Legal Officer must be notified immediately in the case of any inadvertent disclosure to any outside person.
    Tipping. Under the federal securities laws, you can be held responsible not only for your own insider trading, but also for securities transactions by anyone to whom you disclose material, nonpublic information. Even if those to whom you disclose such information do not trade while aware of the information, you can be responsible for the trades of persons who received material, nonpublic information indirectly from you if you are the ultimate source of their information.
    Discussing or Recommending Amedisys Securities. We recognize that employee enthusiasm for Amedisys and its business prospects is a vital element of our success. You should, however, use extreme caution when discussing Amedisys securities with anyone outside Amedisys and you must not recommend the purchase, sale or holding of Amedisys securities. Making recommendations of that type can easily result in accidental disclosure of material, nonpublic information or be viewed as “tipping.” Likewise, recommendations can result in embarrassing situations for you or the Company if you make a recommendation at a time when there is a pending announcement of material, nonpublic information by the Company, even if you are unaware of that information.
    Investor Chat Rooms/Message Boards and Internet Postings. Unless specifically authorized to do so, no employee, officer or director may disclose nonpublic information about Amedisys on the Internet (regardless of whether such information is material), and more specifically in investor discussion forums (like Yahoo! Finance, Google Finance or The Motley Fool) or chat rooms or message boards where companies and their prospects are discussed. Messages in these investor forums are typically posted by unsophisticated investors who are sometimes poorly informed, and generally are carelessly stated or, in some cases, malicious or manipulative and intended to benefit the message writer’s own stock positions. Accordingly, no employee, officer or director of Amedisys may discuss the Company or Company-related information in such investor forums, regardless of the situation. In addition, disclosures of material nonpublic information through this forum may amount to a “tip” or leak of such information, in violation of this Policy and applicable law. Despite any inaccuracies that may exist in these investor forums, postings in these forums can result in the disclosure of information that may be harmful to the Company. Employees are also encouraged to consult the Company’s Social Media Policy for more information regarding the responsible use of social media.
    Authorization to Disclose Material, Nonpublic Information. We authorize only certain employees to make public disclosures of material, nonpublic information or to confer with persons outside the Company regarding such information (for example, our auditors, outside counsel and other advisors). Unless you are authorized to do so by the Chief Executive Officer,
06715750.2    Part One - 6

the Chief Operating Officer or the Chief Financial Officer, you should refrain from discussing material, nonpublic information with anyone not in the Company. You should be especially careful not to discuss Company information with friends or family members, including your Related Persons, as defined in Part One, Section A. Even in discussions with others subject to this Policy, you should consider the consequences of disclosing material, nonpublic information to them. By doing so, you would preclude those persons from trading in Amedisys’ securities until the information is publicly disclosed. Accordingly, you should restrict the communication of material, nonpublic information to those employees, officers, and directors having a “need to know” in order to serve Amedisys’ interests.
    Authorization to Speak with Securities Market Professionals, Stockholders and the Media. Only the Company’s Executive Officers, Chairman, Lead Independent Director and investor relations personnel may communicate with securities market professionals, stockholders and members of the media. The Senior Vice President of Marketing may also speak to members of the media. Employees, officers and directors should refer any such inquiries to the appropriate Company personnel as indicated above.
    Non-Disclosure Agreements. Employees, officers and directors involved in transactions or other negotiations that require disclosure of material, nonpublic information with parties outside Amedisys should generally have those to whom such information is being disclosed sign a non-disclosure agreement. The non-disclosure agreement will require that the recipient of information not disclose the information to others and require them not to trade in Amedisys securities while in possession of such information. You should confer with the General Counsel/Chief Legal Officer whenever a non-disclosure agreement may be needed.
C.    10b5-1 Trading Plans
General. The SEC has enacted rules (Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”)) that provide an affirmative defense against violations of the insider trading laws if you enter into a contract, provide instructions, or adopt a written plan for a transaction in securities when you are not in possession of material, nonpublic information, even if it turns out that you had such information when the transaction is actually completed. The contract, instructions, or plan must:
    specify the amount, price and date of the transaction,
    specify an objective method for determining the amount, price and date of the transaction, or place the discretion for determining amount, price, and date of the transaction in another person who is not, at the time of the transaction, in possession of material, nonpublic information.
You may not exercise discretion or influence over the amount, price, and date of the transaction after entering into the arrangement. In this Policy, we refer to these arrangements
06715750.2    Part One - 7

as “Trading Plans.” The rules regarding Trading Plans are extremely complex and must be complied with completely to be effective. You should consult with your own legal advisor before proceeding with entering into any Trading Plan.
    Any restrictions under this Policy that apply to you when purchasing or selling Amedisys securities also apply to you when establishing a Trading Plan. Therefore, you may not establish a Trading Plan when you are in possession of material, nonpublic information about Amedisys and, to the extent trading windows and special blackout periods apply to you, those restrictions must be complied with in connection with establishing a Trading Plan. All employees, officers and directors are required to receive pre-clearance from the General Counsel/Chief Legal Officer or the Secretary before entering into, modifying or terminating any Trading Plan and must comply with the Company’s policy regarding Trading Plans, which is attached to this Policy as Exhibit B.
Once a Trading Plan has been pre-cleared by the General Counsel/Chief Legal Officer or the Secretary, transactions executed pursuant to that Trading Plan do not require approval. However, as noted in Section D of Part Two, if you are a member of the Directors and Executive Officers Group, you must immediately report all transactions executed under a Trading Plan to the Secretary so that a Form 4 may be filed on your behalf.
    In establishing any Trading Plan, you should carefully consider the timing of your transactions under the Trading Plan. Even though transactions executed in accordance with a Trading Plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before Amedisys announces material news, and the media may not understand the nuances of trading pursuant to a Trading Plan.
    The General Counsel/Chief Legal Officer will maintain a copy of all Trading Plans.
D.    Sanctions for Violations of this Policy
    The SEC, the stock exchanges and plaintiffs’ lawyers are focused on uncovering insider trading and use sophisticated technologies to investigate suspicious activity.
    A breach of the insider trading laws by you could expose you to criminal fines up to three times the profits earned or loss avoided and imprisonment of up to ten years, in addition to civil penalties (up to three times the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees. Controlling persons include directors, officers and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times the profit realized or loss avoided by the insider. Accordingly, it is incumbent on all Amedisys employees, officers and directors to comply with the laws and for all Company supervisors to ensure that employees under their supervision also comply.
06715750.2    Part One - 8

    Inside information does not belong to any of Amedisys’ individual employees, officers or directors. This information is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Amedisys Code of Ethical Business Conduct, this Policy and state and Federal securities laws. More particularly, insider trading is a fraud against members of the investing public and against the Company. Whether or not there is any actual trading of our securities or any action taken by enforcement authorities, any violation of this Policy will be grounds for discipline, up to termination of employment for cause.
E.    Administration of this Policy
    Administration. The day-to-day monitoring, administration and enforcement of this Policy will be carried out by the General Counsel/Chief Legal Officer. If you have any questions concerning the interpretation of this Policy, you should direct your questions to the General Counsel/Chief Legal Officer or the Secretary.
    Reporting Violations. If you become aware of any violation of this Policy, you should report it immediately to the General Counsel/Chief Legal Officer or the Secretary.
Amendment of the Policy. Amedisys reserves the right to amend this Policy from time to time. If we do so, we will communicate to you through normal communications channels the substance of any such changes. All such amendments must be approved by the General Counsel/Chief Legal Officer and the Board of Directors.
    Please bear in mind that the ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment and consult with the General Counsel/Chief Legal Officer and your personal legal and financial advisors, as needed.
06715750.2    Part One - 9

PART TWO
APPLICABLE TO SPECIFIED GROUP MEMBERS
(Restricted Personnel Group, Pre-Clearance Group and/or Directors and Executive Officers)

    This Part Two applies to employees assigned to the “Restricted Personnel Group,” the “Pre-Clearance Group” and the “Directors and Executive Officers Group.” The following summarizes the approach to be utilized by the General Counsel/Chief Legal Officer in assigning personnel to the various groups:
Restricted Personnel Group – Employees with occasional access to material, nonpublic information are in the “Restricted Personnel Group.” In addition to the prohibitions described in Part One of this Policy, members of the Restricted Personnel Group may only purchase or sell Company securities during designated trading windows. The trading windows are described in Section A of this Part Two.
    Pre-Clearance Group – Officers and other employees with regular access to material, nonpublic information are in the “Pre-Clearance Group.” In addition to the general prohibitions in Part One of this Policy, members of the Pre-Clearance Group may only purchase or sell Amedisys securities during the trading windows described in Section A of this Part Two and are required to pre-clear most transactions with the General Counsel/Chief Legal Officer or the Secretary, as described in Section B of this Part Two.
    Directors and Executive Officers Group – Members of our Company’s Board of Directors and our “officers” as defined under Rule 16(a)(f) of the Exchange Act are in the “Directors and Executive Officers Group,” whose members are subject to the same restrictions as apply to the Pre-Clearance Group. In addition, members of the Directors and Executive Officers Group are subject to certain other trading restrictions and reporting requirements imposed on them by the federal securities laws and the rules and regulations of the SEC. Additional notification requirements applicable to the Directors and Executive Officers Group are described in Section D of this Part Two.
A.    Trading Windows – Applicable to Persons in the Restricted Personnel Group, the Pre-Clearance Group and the Directors and Executive Officers Group

    Standard Trading Windows. Members of the Restricted Personnel Group, the Pre-Clearance Group and the Directors and Executive Officers Group may only purchase or sell Amedisys’ securities:
    during the trading windows announced by the General Counsel/Chief Legal Officer or the Secretary, as described below, and when the individual is not in possession of material, nonpublic information.
    Outside of the trading windows, members of the Restricted Personnel Group, the Pre-Clearance Group and the Directors and Executive Officers Group may not purchase or sell Amedisys securities, even if they are not personally aware of any material, nonpublic information. However, members of the Restricted Personnel Group, the Pre-Clearance Group
06715750.2    Part Two - 1

and the Directors and Executive Officers Group may engage in Permitted Transactions (described in Exhibit A hereto) outside of the trading windows.
    The General Counsel/Chief Legal Officer will consult with the Chief Financial Officer concerning the appropriateness of opening the trading window following each quarterly earnings release and whether, and when, each trading window will open and close. Shortly before or promptly following each quarterly release of earnings, the General Counsel/Chief Legal Officer or the Secretary will notify all members of the Restricted Personnel Group, the Pre-Clearance Group and the Directors and Executive Officers Group concerning whether the trading window will open and, if so, when and for how long. It is expected that the trading window generally will open two (2) full trading days after the release of our quarterly/year-end earnings and would close at the close of the trading day on the date that is fifteen (15) days before the end of each fiscal quarter. However, you should not expect that the window will open on any particular date or remain open for any minimum period of time. Significant corporate developments may require changes to the schedule.
    Do not confuse the applicability of the trading windows with the broader prohibition on trading when you are in possession of material, nonpublic information described in Part One, Section A of this Policy. Regardless of whether the trading window is open or closed, you may not trade in Amedisys securities if you are in actual possession of material, nonpublic information about Amedisys.
Exemptions. An individual subject to the trading windows described above may request the General Counsel/Chief Legal Officer to grant him or her a hardship exemption from those restrictions if he or she is not otherwise prohibited from trading under Part One, Section A of this Policy. However, we anticipate that exemptions will be given rarely and only in circumstances of considerable hardship. Hardship exemptions will be granted only if the requester certifies in writing (which may be by e-mail) to the General Counsel/Chief Legal Officer that he or she is not aware of any material, nonpublic information concerning the Company.
B.    Pre-Clearance of Transactions – Applicable to Persons in the Pre-Clearance Group and the Directors and Executive Officers Group
    General. Before purchasing or selling Amedisys securities (other than Permitted Transactions, as described in Exhibit A hereto), members of the Pre-Clearance Group and the Directors and Executive Officers Group must obtain clearance of the transaction from the General Counsel/Chief Legal Officer or the Secretary via e-mail. Requests for clearance will be granted only if the requester certifies in writing (which may be by e-mail) to the General Counsel/Chief Legal Officer or Secretary that he or she is not aware of any material, nonpublic information concerning the Company. This clearance must be obtained before you place the order for, or otherwise initiate, any transaction in Amedisys securities. Any pre-clearance that you obtain will be valid for a transaction executed within two (2) business days, unless either the pre-clearance is granted for a shorter period or you learn of material, nonpublic information
06715750.2    Part Two - 2

during that time. Whether or not your request for pre-clearance is granted, you must not inform anyone else of the results of your request.
    Do not confuse pre-clearance of transactions with the broader prohibition on trading when you are in possession of material, nonpublic information described in Part One, Section A of this Policy. Regardless of whether you have received pre-clearance for a transaction or whether a trading window is open or closed, you may not trade in Amedisys securities if you are in actual possession of material, nonpublic information about Amedisys.
C.    Permitted Transactions
The insider trading restrictions described in Part One of this Policy and the open trading window and pre-clearance trading requirements described in Part Two of this Policy do not apply to those transactions described on Exhibit A hereto. Please familiarize yourself with this list of transactions.

D.    Section 16 Compliance – Applicable to Persons in the Directors and Executive Officers Group
    In order to (i) satisfy their reporting requirements under Section 16(a) of the Exchange Act and (ii) ensure that they are remaining compliant with the six (6)-month “short-swing profits” prohibitions under Section 16(b) of the Exchange Act , all persons in the Directors and Executive Officers Group must (i) pre-clear all transactions (unless a Permitted Transaction) with the General Counsel/Chief Legal Officer or the Secretary via e-mail, as described in Section B of this Part Two, (ii) immediately inform the Secretary of any Permitted Transaction executed at their direction (such as a cash exercise of Amedisys stock options) and (iii) immediately inform the Secretary via e-mail of any transaction executed under a 10b5-1 Trading Plan (described in more detail below). It should be noted that many types of Permitted Transactions are required to be disclosed on a Form 4 within two (2) business days of execution. In addition, all transactions executed under a 10b5-1 Trading Plan must also be disclosed on a Form 4 within the two (2) business day deadline. Remember: Section 16 and the rules promulgated thereunder are very complicated, and it is often not intuitive what is a “purchase” and what is a “sale” within the same six (6)-month time period for purposes of running afoul of the short-swing profits prohibitions. Therefore, it is always best for persons in the Directors and Executive Officers Group to contact the General Counsel/Chief Legal Officer or the Secretary prior to executing any transaction in Amedisys securities, so as to avoid personal liability under Section 16.
06715750.2    Part Two - 3

EXHIBIT A
PERMITTED TRANSACTIONS

“Permitted Transactions” means each of the following:

    Acceptance or receipt of a stock option, acceptance or receipt of shares of restricted/nonvested stock or similar grants of securities under one of Amedisys’ employee benefit or stock plans (including elections to acquire stock options in lieu of other compensation) or the cancellation or forfeiture of options or restricted shares pursuant to Amedisys’ plans;

    Election to participate in, cease participation in or purchase securities under the Amedisys Employee Stock Purchase Plan (see further discussion in Note 1, below);
    Making payroll contributions to an Amedisys 401(k) plan, deferred compensation plan or any similar plan, but not (i) intraplan transfers involving Amedisys securities or (ii) a change in “investment direction” under such plan to increase or decrease your percentage investment contribution allocated to Amedisys securities (see further discussion in Note 1, below);
    Earning or vesting of stock options or shares of restricted (nonvested) stock and any related deduction of shares that would otherwise be received to satisfy tax withholding;
    Exercise of stock options issued under Amedisys’ stock plans in a cash exercise or a stock-for-stock exercise, payment of the exercise price in shares of stock and any related deduction of shares that would otherwise be received to satisfy tax withholding, but not (i) the sale of any stock acquired in the option exercise or (ii) the use of proceeds from the sale of any such shares to exercise additional options (see further discussion in Note 2, below);
    Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares, for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime (see further discussion in Note 3, below);
    Execution of a transaction pursuant to a contract, instruction, or plan described in Exchange Act Rule 10b5-1 (called a “10b5-1 Trading Plan”) (see further discussion in Section C of Part One of the Policy and Exhibit B to this Policy); and
    Any other transaction designated by the General Counsel/Chief Legal Officer or the Company’s Board of Directors (or Board committee) with reference to this Policy, as a Permitted Transaction.
NOTES

1.    Employee Benefit Plan Transactions. Included in the definition of Permitted Transactions are most of the ongoing transactions you might enter into under Amedisys’ equity-based benefit plans. For example, although your ongoing participation in a plan may involve the regular purchase of Amedisys’ common stock, either directly pursuant to an investment election or indirectly through an employer matching contribution,
06715750.2    Exhibit A-1

those purchases are Permitted Transactions. Please note, however, that the movement of balances in those plans into or out of Amedisys securities or changes in your investment direction under those plans are not Permitted Transactions. This means that you may not make such transfers or elections while you are in possession of material, nonpublic information and that such transfers or elections must be made in compliance with any other restrictions under this Policy that apply to you (for instance, such transfers or elections may only be made during an open trading window if you are in the Restricted Personnel Group, the Pre-Clearance Group or the Directors and Executive Officers Group and with pre-clearance if you are in the Pre-Clearance Group or the Directors and Executive Officers Group).
2.    Stock Option Transactions. Transactions in employee stock options are considered Permitted Transactions if there is no related sale of shares to a person other than Amedisys. Please note, however, that a sale of stock following or in connection with an option exercise is not a transaction with Amedisys and therefore, is not a Permitted Transaction. Thus, you may engage in a cash exercise of an option as long as you retain the stock you buy in the exercise. You can also engage in stock-for-stock exercises or elect to have shares deducted upon specified events to satisfy tax withholding without violating the Policy. However, it would not be a Permitted Transaction for you to exercise a stock option, sell the resulting shares and then use the proceeds from that sale to pay for the exercise of additional stock options in a same day sale. Although cash exercises of Amedisys stock options are Permitted Transactions, members of the Directors and Executive Officers Group must immediately disclose such transactions to the Secretary via e-mail so that a Form 4 may be filed on their behalf.
3.    Transactions in Which There is No Change in Beneficial Ownership. Certain transactions involve merely a change in the form in which you own securities. For example, you may transfer shares of stock to a trust if you are the only beneficiary of the trust during your lifetime. Likewise, changing the form of ownership to include a member of your immediate household as a joint owner is a Permitted Transaction since members of your household are your Related Persons and are treated the same as you for purposes of this Policy (such that the shares will remain subject to the terms of this Policy).
06715750.2    Exhibit A-2

EXHIBIT B
AMEDISYS POLICY ON 10B5-1 TRADING PLANS

All employees, officers and directors of Amedisys must comply with the following requirements in establishing, amending, operating and terminating a Trading Plan.

1.All Trading Plans must be in writing and structured so that the plan:
•specifies the amount, price and date of the transaction;
•includes a written formula, algorithm or computer program for determining the amount of securities to be sold and the price at which and the date on which the securities are to be sold; or
•precludes the associate from exercising any subsequent influence over how, when or whether to effect sales.

2.No Trading Plan may be implemented or materially amended:
•while the person is aware of material, non-public information; or
•for persons in the Restricted Personnel Group, the Pre-Clearance Group and the Directors and Executive Officers Group, during a period that is designated as a closed window period under the Company’s Insider Trading Policy.

3.All persons entering into a Trading Plan must act in good faith with respect to the Trading Plan.

4.Directors and Executive Officers must include a representation in the Trading Plan certifying that, at the time of the adoption of a new or modified Trading Plan: (i) they are not aware of material nonpublic information about the Company or its securities; and (ii) they are adopting the contract, instruction, or plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

5.No transaction may be made under any Trading Plan:
•with respect to Directors and Executive Officers, until at least the later of (i) 90 days following the adoption of the Trading Plan and (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the Trading Plan was adopted (but not to exceed 120 days following the adoption of the Trading Plan); or
•with respect to persons who are not Directors and Executive Officers, within the first 30 days following the adoption of the Trading Plan.

6.Modifications to an existing Trading Plan relating to the amount, price, or timing of the purchase or sale (or the written formula or algorithm or computer program that affects the amount, price or timing of the purchase or sale) will be
06715750.2    Exhibit B-1

treated as a termination of the Trading Plan and the entry into a new Trading Plan and, accordingly, will require a new cooling off period.

7.Employees and directors may only have one Trading Plan in effect with respect to the open-market purchase or sale of any Company securities held by such person, except employees and directors may simultaneously maintain two Trading Plans if:
•trading under the later-commencing Trading Plan is not authorized to begin until after all trades under the earlier-commencing Trading Plan are completed or expire without execution. If the earlier Trading Plan is terminated early, trading under the later Trading Plan cannot commence until the applicable cooling off period has run from the termination date of the earlier Trading Plan; or
•otherwise permitted by SEC rules.

8.Trading Plans designed to cover a single trade are limited to one plan per 12-month period.

9.All Trading Plans must have a duration of not less than six months nor more than two years, except as otherwise approved by the General Counsel/Chief Legal Officer.

10.Associates may not engage in transactions involving Company securities outside the Trading Plan while the Trading Plan is in effect.

11.All proposed Trading Plans and any proposed amendments or termination of current Trading Plans must be submitted to the Company’s General Counsel/Chief Legal Officer for review at least five days prior to taking any such action.

12.All Trading Plans must comply with the applicable requirements of Rule 10b5-1 under the Exchange Act.

13.This policy supplements and should be read in connection with the Amedisys, Inc. Amended and Restated Insider Trading Compliance Policy.

06715750.2    Exhibit B-2